Contact:
Crocker Coulson, President
CCG Elite
(646) 213-1915
crocker.coulson@ccgir.com
www.ccgelite.com

ShengdaTech to Invest $56 million and Build New NPCC Production Facility in Zibo, Shandong Province

TAIAN CITY, Shandong Province, China, - June 25, 2008 - ShengdaTech, Inc. (“ShengdaTech” or “the Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (NPCC) in the People’s Republic of China (PRC) and a major manufacturer of coal-based chemical products in Tai’an City, Shandong Province, PRC, today announced that on June 19, 2008 the Company, through Faith Bloom Limited, its wholly owned subsidiary, entered into an agreement with the local government to invest in the Zibo High-Tech Development Industrial Zone in Zibo, Shandong Province. The local government will provide the Company with sources of supply for limestone with reserves of at least 150 million metric tons, with mining rights to be transferred to the Company within 12 months. In addition, the Company will receive land use rights for the construction of a new NPCC facility and future build out.

The initial investment in this new location will be approximately $56 million for the purchase of 58 acres of land, the construction of the plant with a capacity of 120,000 MT, and the equipment for the initial 60,000 MT of NPCC production. The first customer shipments are expected by July 2009. The new facility will utilize the Company’s advanced membrane dispersion technology, which measurably lowers production costs of NPCC particles compared to the traditional ultra-gravity method. The state-of-the art plant will be built with stainless steel equipment to ensure a higher quality of the NPCC products.

“This investment is the fulfillment of our stated plan to invest a portion of the proceeds from our recent financing to build a new NPCC production facility to meet the growing demand for NPCC from new and existing customers,” said Mr. Xiangzhi Chen, President and CEO of ShengdaTech. “We have selected the location for the facility based on its close proximity to a high-quality limestone mine, to our current and prospective customers, and to a shipping port that will serve our growing international customer base more efficiently. We expect to begin construction in August 2008. Our plan is to expand the Company’s total annual production capacity of NPCC to 310,000 MT by the end of 2009.”

About ShengdaTech, Inc.

ShengdaTech Inc. (“the Company) is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increasing strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products, namely ammonium bicarbonate, liquid ammonia, methanol and melamine. The Company markets and sells its coal based chemical products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides. For more information, contact CCG Elite directly or go to ShengdaTech’s website at http://www.shengdatechinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the ability of the Company to complete the acquisition and relocate its coal based chemical operations ,unanticipated changes in product demand especially in the PVC, polyethylene, and paper industry, changes in composition of these industries, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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